Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
First Bancorp:

We consent to the incorporation by reference in the Registration Statement of First Bancorp on Form S-8 relating to the First Bancorp CCB Non-Qualified Stock Option Plan of our report dated January 18, 2002, relating to the consolidated balance sheets of First Bancorp and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of First Bancorp.

/s/ KPMG LLP KPMG LLP
Raleigh, North Carolina
March 10, 2003